FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206703-01

From: Cs Sp Syndicate (CREDIT SUISSE SECURI)

Subject: Fwd:*PRICED* $940mm CSAIL 2015-C4 **PUBLIC CMBS**

CSAIL COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2015-C4

SOLE BOOKRUNNERS : Credit Suisse
Co-Manager : Drexel Hamilton, Mischler

CLS	RATINGS M/F/K/M*	SIZE $MM	WAL YRS	BNCH	SPR	CPN% YLD%	$PRICE
A1	Aaa/AAA/AAA/AAA	39.813	2.84	IntS + 80	2.0102	1.9900	99.9997
A2	Aaa/AAA/AAA/AAA	25.460	4.74	IntS + 90	3.1567	2.4712	102.9996
A3	Aaa/AAA/AAA/AAA	180.000	9.59	IntS + 133	3.5438	3.4289	100.9996
A4	Aaa/AAA/AAA/AAA	341.013	9.80	IntS + 134	3.8079	3.4538	102.9994
ASB	Aaa/AAA/AAA/AAA	71.461	7.31	IntS + 125	3.6167	3.1544	102.9998
AS	Aa2/AAA/AAA/AAA	56.379	9.89	IntS + 170	4.1742	3.8204	102.9991
B	NR/AA-/AA-/AA-	61.076	9.89	IntS + 215	4.3358	4.2704	101.1221
C	NR/A-/A-/A-	39.935	9.96	IntS + 305	4.5858	5.1758	96.1076
D	NR/BBB/BBB/BBB	27.015	9.97	IntS + 445	3.5858	6.5765	79.0200
E	NR/BBB-/BBB-/BBB-	22.316	9.97	IntS + 620	3.5858	8.3265	68.9756

* Expected Settle : 11/25/2015 * Format : SEC-Registered
* First Pay Date : 12/15/2015 * Min Denoms : $10k by $1
* Expected Ratings : MDY/F/KBRA/M* * ERISA : Yes
* Ticker : CSAIL 2015-C4 * Timing : PRICED

THIRD PARTY PASSWORDS
Bloomberg | CSAIL 2015-C4 | 2015CSAIL4
Intex | CSI15C04 | 1qrjtfueu4nh7phc
Trepp | CSAIL 2015-C4 | 2015CSAIL4

Audio Presentation : www.netroadshow.com/nrs/wp/default.html?show=2E7FAD

SPONSORS AND LOAN SELLERS
Column Financial 38.6%
Benefit Street Partners 26.4%
Walker & Dunlop 12.7%
The Bancorp Bank 12.5%
MC-Five Mile 9.7%

Master Servicer : Wells Fargo Bank
Special Servicer : Midland Loan Services

CS SYNDICATE
Craig Leonard 212-325-8539
Roger Tedesco 212-325-8539
Kari Zhang 212-325-8539

CS CMBS BANKING
Chuck Lee 212-538-1807
Michael Brunner 212-325-0230
Kevin Quinn 212-538-4612

CS CMBS TRADING
Chris Callahan 212-325-4240
Matt Masso 212-325-4240

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Investors are urged to read the final prospectus supplement relating to these securities because it contains important information regarding the offering that is not included herein. The issuer, any underwriter or any dealer participating in the offering will arrange to send you the final prospectus supplement if you request it by calling toll-free 1-800-211-1037.

The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination"). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Credit Suisse Securities (USA) LLC and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Credit Suisse Securities (USA) LLC and the other underwriters may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-199921) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-211-1037. The securities may not be suitable for all investors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.
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